  FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Expands Middle East Opportunities
in Second Quarter 2019

●	Established channels with three tool providers in the Middle East market as runs with the Drill-N-Ream® increase

●	Strengthened relationship with legacy partner drove Contract Services revenue up 46.4% over prior-year period and 23.7% over sequential quarter

VERNAL, UT, July 31, 2019 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported preliminary financial results for the second quarter ended June 30, 2019. Preliminary financial results reflect the impact of the write-down of the Tronco Loan, effective September 30, 2017. (See the “Decision to Restate Financials to Reflect Write-down of Tronco Loan” section of this press release for more information.)

Troy Meier, Chairman and CEO, noted, “We made great headway in the Middle East. We now engage three oil field services companies to represent our patented Drill-N-Ream® (DNR) well bore conditioning tool. We expect the adoption rate to increase over the next several months and that the success of our efforts will be demonstrated in our results by year end.”

He added, “Domestically, our current North American channel partner is gaining new customers even as the number of rigs has declined, including major oil companies. Our expanded relationship with our long-time legacy customer also drove the increase in Contract Services revenue by increasing bit repair, expanding to include repair and refurbishment of other drill tools and by adding contract manufacturing of new products.”

Mr. Meier noted, “Importantly, we have a number of opportunities that we expect to solidify over the next few months that will drive our future growth by measurably expanding our relationship with our long-time legacy customer.”

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Superior Drilling Products, Inc. Expands Middle East Opportunities in Second Quarter 2019

July 31, 2019

Second Quarter 2019 Preliminary Review ($ in thousands, except per share amounts) (See at “Definitions” the composition of product/service revenue categories.)

	Q2 2019	Q2 2018	$Y/Y Change	% Y/Y Change	Q1 2019	$ Seq. Change	% Seq. Change
Tool Sales/Rental	$1,000	$2,506	$(1,506)	(60.1)%	$1,753	$(753)	(43.0)%
Other Related Tool Revenue	1,573	1,547	26	1.7%	1,691	(118)	(7.0)%
Tool Revenue	2,573	4,053	$(1,480)	(36.5)%	3,444	$(871)	(25.3)%
Contract Services	1,970	1,346	624	46.4%	1,592	378	23.7%
Total Revenue	$4,543	$5,399	$(856)	(15.8)%	$5,036	$(493)	(9.8)%

When compared with the prior-year period, the increase in Contract Services revenue was mostly the result of increased demand of dill bit refurbishment as well as additional services provided for repair of and refurbishment of other tools and contract manufacturing. The durability and resiliency of the DNR has extended its tool life, delaying the requirement for replacement tools. This decrease in DNR tool sales was partially offset by the increase in Contract Services revenue. The primary distributor of the DNR in the U.S. is modestly building market share and gaining new customers, while also facing the decline in drilling activity in the U.S. that has resulted in fewer operating rigs.  The Company expects that the addition of new channels to market in the U.S. and expansion in the Middle East will drive growth in tool revenue toward the end of 2019 and into 2020 and beyond.

Second Quarter 2019 Preliminary Operating Expenses

($ in thousands)

	Q2 2019	Q2 2018 restated	$ Y/Y Change	% Y/Y Change	Q1 2019 restated	$ Seq. Change	% Seq. Change
Cost of revenue	$2,014	$1,943	$71	3.7%	$2,043	$(29)	(9.8)%
As a percent of sales	44.3%	36.0%			40.6%
Selling, general & administrative	$1,816	$1,427	$389	27.3%	$2,069	$(253)	(12.2)%
As a percent of sales	40.0%	26.4%			41.1%
Depreciation & amortization	$930	$942	$(12)	(1.2)%	$1,011	$(81)	(8.0)%
Total operating expenses	$4,760	$4,311	$449	10.4%	$5,123	$(363)	(7.1)%
Operating (loss) income	$(216)	$1,088	$(1,304)	NM	$(87)	$(129)	NM
As a % of sales	(4.8)%	20.1%			(1.7)%
Net (loss) income	$(397)	$913	$(1,260)	NM	$(246)	$(151)	NM
Diluted (loss) earnings per share	$(0.02)	$0.04	$(0.06)	NM	$(0.01)	$(0.01)	NM
Adjusted EBITDA(1)	$1,074	$2,133	$(1,059)	(49.7)%	$1,194	$(120)	(10.0)%

The cost of revenue as a percentage of sales increased as a result of lower absorption from the combination of reduced production volume and increased production capacity in Texas, international start-up investments, and a $136 thousand impairment of obsolete inventory.

Increased selling, general and administrative expense (SG&A) over the prior-year periods reflected higher research and development costs related to the StriderTM oscillation system technology, international sales and marketing expenses, professional fees, stock compensation expense and accrued bonuses.

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Superior Drilling Products, Inc. Expands Middle East Opportunities in Second Quarter 2019

July 31, 2019

Net loss for the quarter was $397 thousand, while Adjusted EBITDA(1), a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, was $1.1 million.

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. (1)See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net loss to Adjusted EBITDA.

Year-to-Date Preliminary Review

($ in thousands, except per share amounts)

	YTD 2019 preliminary	YTD 2018 restated	$ Change	% Change
Tool Sales/Rental	$2,753	$4,498	$(1,745)	(38.8)%
Other Related Tool Revenue	3,264	3,103	161	5.2%
Tool Revenue	6,017	7,601	(1,584)	(20.8)%
Contract Services	3,562	2,398	1,164	48.5%
Total Revenue	$9,580	$9,999	$(419)	(4.2)%
Operating expenses	9,883	8,744	1,139	13.0%
Operating (loss) income	(304)	1,255	(1,559)	NM
Net (loss) income	$(643)	$895	$(1,538)	NM
Diluted (loss) income per share	$(0.03)	$0.04	$(0.07)	NM
Adjusted EBITDA(1)	$2,268	$3,373	$(1,105)	(32.8)%

Revenue in the first six months of 2019 decreased 4%, or $0.4 million, compared with 2018. Contract Services revenue grew as the Company gained more business from a major customer under an enhanced contract. Other Related Tool Revenue was up slightly from the drilling activity related to deployed DNR tools. Tool Sales/Rental declined as drilling activity in the U.S. slowed and the primary distributor of the tool nominally increased market share. While tool rentals increased from activity in the Middle East, total tool sales/rental revenue declined on fewer DNR tool sales in the U.S. Operating expenses increased $1.1 million from the prior year due to incremental costs associated with the Middle East expansion, addition of the Texas service center and the development of the StriderTM oscillation system technology. Lower revenue and higher operating expenses led to an operating loss of $0.3 million in the first half of 2019, compared with operating income in 2018 of $1.3 million.

Net loss for the first six months of 2019 was $0.6 million, or $(0.03) per diluted share. Adjusted EBITDA(1) for the first six months of 2019 was $2.3 million. Adjusted EBITDA margin was 24% in 2019, compared with 34% in 2018.

Preliminary Balance Sheet and Liquidity

The cash balance at the end of the quarter was $3.2 million and working capital was $1.4 million. Cash provided by operations was $0.9 million in the first half of 2019, compared with $2.1 million in the first half of 2018.

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Superior Drilling Products, Inc. Expands Middle East Opportunities in Second Quarter 2019

July 31, 2019

Capital expenditures were $567 thousand in the second quarter and were primarily for DNR tools to support the expansion in the Middle East and deposits on two pieces of equipment.

Total debt at the end of the second quarter was $9.9 million, down $1.0 million, or 9.2%, compared with $10.9 million at December 31, 2018. Total principal payments in 2019 on the Hard Rock note through July 15, 2019 were $2.25 million. The remaining principal balance on the note following the July payment was $3.75 million. In February 2019, the Company secured a new $4.3 million credit facility which included a $0.8 million term loan and a $3.5 million revolver at prime plus 2% and certain fees. The credit facility matures on February 20, 2023. At the end of the second quarter, there was approximately $872 thousand outstanding on the revolver with a capacity of $1.7 million based on the asset base available.

Financial Information Is Preliminary and May Be Subject To Change

The unaudited interim financial information presented in this press release is preliminary. The final financial results reported for this period may differ from the results reported in this release as a result of the work necessary for the preparation of financial statements taking into account the results of the restatement of financials related to the write-down of the Tronco Loan.

Decision to Restate Financials to Reflect Write-down of Tronco Loan

After a thorough review and interpretation of accounting standards that a typical bank would use for the definition of an impaired loan and the accounting of such, the Company came to the conclusion that it was necessary to revise its financial statements to reflect the write-down of the note receivable, or the $7.7 million “Tronco Loan”, as of September 30, 2017. The timing of the write-down is related to the 2017 extension of payment terms. As a result of the restatement, the financial statements and other financial disclosures for the periods including September 30, 2017 through March 31, 2019, for such financial information that pertains to the Tronco Loan, should not be relied upon.

The non-cash charge primarily impacts the balance sheet and the timing of recognition of investment income. It does not impact revenue and operating costs, nor does it impact total cash flows from operating, investing and financing. The Company will pursue full repayment of the note and continues to hold the 8,267,860 shares of the Company’s common stock as collateral. Upon receiving repayment of the note, the Company will record a recovery of the loan.

2019 Outlook and Guidance Estimates:

Mr. Meier concluded, “We are extremely encouraged with the progress we are making to grow the DNR’s global market share. We expect the expansion of our channels to market in the U.S. and the Middle East to drive growth, ramping in the second half of this year and on into 2020. Nevertheless, we recognize the depressed state of the North American oil & gas industry and are reducing our outlook for this year. We have on going potential for greater growth with continued expansion of our market share in the U.S., the measurable opportunity for international growth and the introduction of the Strider Technology™ oscillation system, which we expect to have rapid market acceptance.”

Revenue:	$19 million to $20 million
Gross margin:	58% to 61%
SG&A expenses:	$7.5 million to $8.0 million
D&A:	Approximately $3.5 million
Interest Expense:	Approximately $800 thousand
Capital Expenditures:	Approximately $3.0 to $3.5 million

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Superior Drilling Products, Inc. Expands Middle East Opportunities in Second Quarter 2019

July 31, 2019

Definitions and Composition of Product/Service Revenue:

Contract Services Revenue is comprised of drill bit and other repair and manufacturing services.

Other Related Tool Revenue is comprised of royalties and fleet maintenance fees.

Tool Sales/Rental revenue is comprised of revenue from either the sale of tools or tools rented to customers.

Tool Revenue is the sum of Other Related Tool Revenue and Tool Sales/Rental revenue.

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the financial and operating results for the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events. A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Thursday, August 8, 2019. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13692056, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, statements regarding the Company’s intent to restate its prior consolidated financial statements for the Non-Reliance Periods, the estimated impact of adjustments to the financial statements for the Non-Reliance Periods, the anticipated timing for filing the restated financial information and related matters, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, success at expansion in the Middle East, options available for market channels in North America, commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; the risk that the process of preparing the restated consolidated financial statements or other subsequent events would require the Company to make additional adjustments to its financial statements and the time and effort required to complete the restatement of its consolidated financial statements and file the restated financial information, and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, contact investor relations:

Deborah K. Pawlowski, Kei Advisors LLC
(716) 843-3908, dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Superior Drilling Products, Inc. Expands Middle East Opportunities in Second Quarter 2019

July 31, 2019

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
for the Periods Ended June 30, 2019 and 2018

(unaudited)

	For the Three Months		For the Six Months Ended
	Ended June 30,		Ended June 30,
	2019 preliminary	2018 restated	2019 preliminary	2018 restated

Revenue	$4,543,442	$5,398,923	$9,579,788	$9,999,216

Operating cost and expenses

Cost of revenue	2,013,598	1,942,671	4,056,626	3,741,615
Selling, general, and administrative expenses	1,816,195	1,426,985	3,885,235	3,124,648
Depreciation and amortization expense	930,410	941,683	1,941,515	1,877,710

Total operating costs and expenses	4,760,203	4,311,339	9,883,376	8,743,973

Operating (loss) income	(216,761)	1,087,584	(303,588)	1,255,243

Other income (expense)
Interest income	21,431	7,873	40,364	14,014
Interest expense	(216,241)	(182,497)	(394,223)	(374,050)
Gain (loss) on sale or disposition of assets	14,147	-	14,147	-
Total other expense	(180,663)	(174,624)	(339,712)	(360,036)

(Loss) income before income taxes	$(397,424)	$912,960	$(643,300)	$895,207

Income tax expense	-	-	-	-
Net (loss) income	$(397,424)	$912,960	$(643,300)	$895,207

Basic (loss) income earnings per common share	$(0.02)	$0.04	$(0.03)	$0.04

Basic weighted average common shares outstanding	25,034,580	24,535,155	25,026,384	24,535,155

Diluted (loss) income per common Share	$(0.02)	$0.04	$(0.03)	$0.04

Diluted weighted average common shares outstanding	25,034,580	25,140,467	25,026,384	25,140,467

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Superior Drilling Products, Inc. Expands Middle East Opportunities in Second Quarter 2019

July 31, 2019

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

(unaudited)

	June 30, 2019 preliminary	December 31, 2018 restated
Assets
Current assets:
Cash	$3,214,651	$4,264,767
Accounts receivable, net	3,092,772	2,273,189
Prepaid expenses	235,358	133,607
Inventories	1,162,504	1,003,623
Asset held for sale	258,847	-
Other current assets	220,558	-
Total current assets	8,184,690	7,675,186

Property, plant and equipment, net	8,172,914	8,226,009
Intangible assets, net	2,569,445	3,686,111
Other noncurrent assets	58,278	51,887
Total assets	$18,985,327	$19,639,193

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$780,652	$717,721
Accrued expenses	1,197,524	631,860
Income tax payable	3,640	3,640
Current portion of long-term debt, net of discounts	4,820,299	4,578,759
Total current liabilities	$6,802,115	$5,931,980

Long-term debt, less current portion, net of discounts	5,098,326	6,296,994
Total liabilities	$11,900,441	$12,228,974

Stockholders' equity
Common stock (25,018,098 and 24,535,334)	25,035	25,018
Additional paid-in-capital	39,758,560	39,440,611
Accumulated deficit	(32,698,709)	(32,055,410)
Total stockholders' equity	$7,084,886	$7,410,219
Total liabilities and shareholders' equity	$18,985,327	$19,639,193

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Superior Drilling Products, Inc. Expands Middle East Opportunities in Second Quarter 2019

July 31, 2019

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

For the Periods Ended June 30, 2019 and 2018
(unaudited)

	June 30, 2019 preliminary	June 30, 2018 restated
Cash Flows From Operating Activities
Net (loss) income	$(643,300)	$895,207
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	1,941,515	1,877,711
Amortization of debt discount and deferred loan cost	6,178	31,281
Share based compensation expense	317,967	240,344
Income tax expense	-	-
Impairment of inventories	-	41,396
Loss (gain) on sale of assets	(14,147)	-
Changes in operating assets and liabilities:
Accounts receivable	(819,583)	(541,556)
Inventories	(158,881)	211,368
Prepaid expenses and other current assets	(328,700)	(41,223)
Accounts payable and accrued expenses	628,595	(621,631)
Net Cash Provided By Operating Activities	$929,644	$2,092,897

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(957,192)	(131,716)
Proceeds from sale of fixed assets	-	-
Net Cash Used In Investing Activities	(957,192)	(131,716)

Cash Flows From Financing Activities
Principal payments on debt	(2,895,957)	(1,252,463)
Proceeds from debt borrowings	1,071,578	-
Principal payments on revolving loans	(437,922)	-
Proceeds from revolving loans	1,309,836	-
Debt issuance costs	(70,103)	-
Net Cash Used In Financing Activities	(1,022,568)	(1,252,463)

Net (Decrease) Increase in Cash	(1,050,116)	708,718
Cash at Beginning of Period	4,264,767	2,375,179
Cash at End of Period	$3,214,651	$3,083,897

Supplemental information:
Cash paid for interest	$466,976	$340,891
Acquisition of equipment by issuance of note payable	$59,262	$-

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Superior Drilling Products, Inc. Expands Middle East Opportunities in Second Quarter 2019

July 31, 2019

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation
(unaudited)

	Three Months Ended
	June 30, 2019 preliminary	June 30, 2018 restated	March 31, 2019 restated

GAAP net (loss) income	$(397,424)	$912,960	$(245,876)
Add back:
Depreciation and amortization	930,410	941,683	1,011,105
Inventory write off	136,000	-	-
Interest expense, net	194,810	174,624	159,049
Share-based compensation	136,115	103,327	181,852
Net non-cash compensation	88,200	-	88,200
Gain on disposition of assets	(14,147)	-	-
Income tax expense (benefit)	-	-	-
Non-GAAP adjusted EBITDA(1)	$1,073,964	$2,132,594	$1,194,330

GAAP Revenue	$4,543,442	$5,398,923	$5,036,346
Non-GAAP Adjusted EBITDA Margin	23.6%	39.5%	23.7%

	Six Months Ended
	June 30, 2019 preliminary	June 30, 2018 restated

GAAP net (loss) income	$(643,300)	$895,207
Add back:
Depreciation and amortization	1,941,515	1,877,711
Impairment of assets	136,000	-
Share-based compensation	317,967	240,344
Net non-cash compensation	176,400	-
Interest expense, net	353,859	360,036
(Gain) loss on disposition of assets	(14,147)	-
Income tax expense (benefit)	-	-
Non-GAAP Adjusted EBITDA(1)	$2,268,294	$3,373,298

GAAP Revenue	$9,579,788	$9,999,216
Non-GAAP Adjusted EBITDA Margin	23.7%	33.7%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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